Exhibit 10.23
Private & Confidential

Rob Coldrake
37 St Stephen’s Avenue
St Albans
AL3 4AA

30 May 2024

Dear Rob,

Further to our recent discussions, I am delighted to confirm the terms of your appointment with Betfair Limited (the "Company") as Chief Financial Officer (“CFO”), Flutter Entertainment plc. ("Flutter"), reporting to me, Chief Executive Officer of Flutter, effective 1 June 2024 (“the Commencement Date”).

The full terms of your employment are outlined in a detailed Service Agreement which is provided to you with this letter and this offer is conditional on you signing that Service Agreement.

The remuneration package is as outlined below:

1.Base Salary: Your annual base salary from the Commencement Date will be £730,000 (seven hundred and thirty thousand pounds) per annum, payable in arrears in twelve equal monthly instalments.

2.Notice Period: Your employment is terminable on not less than 12 (twelve) months’ written notice by either party.

3.Place of Work: London Office with regular business travel which may include one week a month in the US. You agree that your place of work can be relocated, by the Company, on reasonable notice, to the US if this location is reasonably considered to be more appropriate by the Company for the operation and discharge of your duties.

4.Annual Bonus: You will be eligible to participate in Flutter’s discretionary annual cash bonus plan which provides for a total target annual bonus of 100% of salary for achievement of target performance with a maximum opportunity of 150% for achievement of maximum performance. The measures and associated targets will be set on an annual basis by the Compensation & Human Resources Committee.

For 2024, your bonus entitlement will be pro-rated to reflect the two periods served in the year, (i) as Chief Financial Officer, Flutter International, and (ii) as CFO, as described below.

In respect of the part of the bonus year relating to your role as Chief Financial Officer, Flutter International, your bonus opportunity will remain subject to a target bonus opportunity equal to 60% of your current salary of £330,000, pro-rated from 1 January 2024 to the Commencement Date.

Flutter Entertainment plc is a public company limited by shares.
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.
www.flutter.com
Directors: J. Bryant (Chair) (U.S.), P. Jackson (Chief Executive Officer) (UK), P. Edgecliffe-Johnson (Chief Financial Officer) (UK), N. Cruickshank (UK), N. Dubuc (U.S.), A.F. Hurley (U.S.),
H. Keller Koeppel (U.S.), C. Lennon, A. Rafiq (U.S.)
    Registered in Dublin, Ireland no. 16956

From the Commencement Date, your annual bonus target will be 100% of your salary as CFO for achievement of target performance with a maximum opportunity of 150% of your salary for achievement of maximum performance, pro-rated from the Commencement Date to 31 December 2024.

Any award under the annual bonus plan is entirely at the Company's discretion and is dependent on the company bonus plan rules in place at the time. You will only be eligible to receive a discretionary bonus if you are in the Company’s employment at the date of payment and have not given or received notice to terminate your employment. You have no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year. The Company has the right to withdraw or vary the bonus at any time.
Any bonus due will be paid to you less statutory deductions for income tax and National Insurance contributions (or their equivalent).

5.LTI award: You will be eligible to receive an award over a long-term incentive plan as Flutter may operate from time to time, subject to you being employed by the Company and not under notice of termination on the proposed date of grant.

You will receive a one-off consolidated long-term incentive award (the “Consolidated LTIP”) over Flutter shares that has an aggregate market value on grant (rounded down to the nearest whole share) equivalent to 900% of your salary as at that time. This award will be made under the rules of the Flutter Entertainment plc 2023 Long Term Incentive Plan rules and will be granted at the next available grant opportunity following your appointment as CFO.

The Consolidated LTIP comprises three equal tranches1 subject to the following performance periods and vest dates:

•Tranche 2: 1 January 2024 to 31 December 2026, vesting 3 years from grant date.
•Tranche 3: 1 January 2025 to 31 December 2027, vesting on 28 April 2028.
•Tranche 4: 1 January 2026 to 31 December 2028, vesting on 28 April 2029.
Holding periods will apply such that all of the tranches will become available to exercise on 28 April 2029 assuming continued employment. Each tranche will be subject to performance conditions. The performance conditions for Tranche 2 (2024 to 2026) are shown below:

	Below threshold	Threshold	Maximum
Percentage vesting	Nil	12.5%	100%
Relative TSR*	Below median growth	Growth in line with median	Growth in line with upper quartile
	Straight-line vesting between threshold and maximum
* TSR relative to the S&P 500 index
1 Tranche 1 of the Consolidated LTIP commenced in 2023 prior to your appointment as CFO

An underpin will also apply, whereby the Committee will need to be satisfied that the formulaic outcome appropriately reflects the Company’s underlying performance and that it has been achieved with regard to the Company’s sustainability objectives, including measures to promote safer gambling.
Performance conditions for future tranches will be set by the Compensation & Human Resources Committee.

Following the grant of the Consolidated LTIP, you will receive a confirmation letter providing further details of the award.

The terms of any long-term incentive award (including the Consolidated LTIP) shall be subject to (and your agreement to be bound by) the rules of the relevant plan, the performance conditions applicable to the award as determined and set by the Compensation & Human Resources Committee, in its discretion.
This includes your agreement to be bound by any malus and clawback provisions.

You have no contractual entitlement to receive any long-term incentive award, and an award in any year does not give rise to any obligation on the Company to make an award in any subsequent or future year.

6.Existing vested and unvested DSIP and LRSI awards. Any vested or unvested awards you hold under the DSIP and LRSI plans will continue to subsist and be capable of vesting, exercise and lapse in accordance with their original terms.

7.International Incentive Plan. Effective upon the Commencement Date, the award that you currently hold over 16,299 nil-cost options, granted on 30 December 2022, shall be deemed to have been amended such that (i) all performance conditions are waived, (ii) the award shall subsist in respect of 9,779 Flutter shares only, and the remainder shall lapse without any further compensation, and (iii) the award will vest in accordance with the rules of the Flutter Entertainment plc 2016 Restricted Share Plan and subject to your continued employment and not being under notice for any reason on the original vesting date.

In determining the number of shares to be retained, consideration has been given to the plan design, targets and length of time served in part 2 of the International Incentive Plan.

8.Shareholding Guideline: As outlined in clause 13 of your service agreement, you are required to acquire and retain Flutter shares with a market value of at least two times your base salary. This shareholding requirement can be built up over a 5 year period starting on the Commencement Date and the acquisition of these Flutter shares can be through the vesting of any Flutter share awards or the purchase of Flutter shares. You will be required to retain a minimum of 50% of any post-tax vested awards until this shareholding requirement has been met. The Board of Directors and Compensation & Human Resources Committee shall consider and have regard to your progress and achievement towards satisfying the shareholding guidelines when it considers whether or not you should participate in any long-term incentive plan (or any other employees share scheme operated by Flutter) in the future and the value of any awards.

9.Clawback: Flutter has adopted the Flutter Entertainment plc Executive Incentive Compensation Clawback Policy in compliance with relevant US listing rules (“the Policy”). A copy of the Policy is appended to this letter. This offer is conditional on your execution of your acknowledgement of the Policy.

10.Pension: You will be entitled to a pension contribution from the Company at a rate as determined by the Compensation & Human Resources Committee, currently 9%, which may be paid into the Company scheme or, at your election, taken as a cash supplement (subject to the usual statutory deductions).

11.Holiday: You will be eligible to receive uncapped holiday in accordance with the Company's Uncapped Holiday Allowance Policy.

12.Insurance Benefits: You will receive insurance benefits as provided to other Senior Executives, currently including private health care for you and your dependants, life insurance and income protection. These benefits are provided subject to your age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums. Any benefit selections that you have made at the time of the Commencement Date will remain in place in line with the terms and duration of the specific benefit.

13.Tax deductions and withholding: All payments made to you and benefits provided to you will be subject to required deductions and withholdings under UK PAYE requirements or equivalent overseas requirements as necessary, and to your agreement to indemnify your employer and any member of the Flutter group of companies in accordance with the rules of each relevant incentive plan. You acknowledge and agree that to the extent additional income tax arises in respect of the performance of your duties (including without limitation in the Republic of Ireland) you will be responsible and liable for the payment of such taxes and you will not be eligible to benefit under any tax equalisation arrangements, although the Company will assist you by facilitating the payment by you of any tax due to the relevant tax authorities in any applicable jurisdiction.

Please initial each page of both this offer letter and the Service Agreement enclosed and sign the Service Agreement, together with the clawback policy acknowledgement. Please return a scanned copy of each to Lisa Sewell, Chief People Officer. If you have any queries please do not hesitate to let me know.

I am looking forward to working with you in this role and excited by what we can achieve together for Flutter over the coming years.

Yours sincerely,

/s/ Peter Jackson

Peter Jackson
Chief Executive Officer
Flutter Entertainment plc